                                                                    EXHIBIT 12.1

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                          LONE STAR TECHNOLOGIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS EXCEPT RATIOS)


                                                                                                           FOR THE NINE
                                                 FOR THE FISCAL YEAR ENDED DECEMBER 31,                    MONTHS ENDED
                                    -----------------------------------------------------------------      SEPTEMBER 30,
                                                                                           PRO FORMA    -------------------
                                      1995       1996       1997       1998       1999        1999        1999       2000
                                    --------   --------   --------   --------   --------   ----------   --------   --------
FIXED CHARGES:
Interest Expense..................  $ 8,700    $ 6,800    $  6,600   $  4,000   $ 4,600     $10,856     $ 3,300    $10,600
Capitalized Interest and other
  debt related costs..............  $   702    $   673    $    153   $    808   $   556     $   556     $   406    $   498
Interest Element of rentals.......  $ 1,200    $ 1,200    $  1,300   $  1,200   $ 1,200     $ 1,238     $   900    $   924
  Total Fixed Charges.............  $10,602    $ 8,673    $  8,053   $  6,008   $ 6,356     $12,650     $ 4,606    $12,022
EARNINGS AVAILABLE TO COVER FIXED
  CHARGES
Net Income........................  $ 9,600    $24,900    $ 53,700   $(24,900)  $(5,500)    $ 4,618     $(9,400)   $26,300
Add(deduct):
  Extraordinary Items.............  $    --    $    --    $   (900)  $ (7,400)  $    --     $    --     $    --    $    --
  Discontinued Operations.........  $    --    $    --    $(12,400)  $     --   $    --     $    --     $    --    $    --
  Income Taxes....................  $    --    $   600    $    900   $     --   $    --     $   117     $    --    $ 1,500
Fixed Charges excluding
  capitalized interest............  $10,302    $ 8,273    $  8,053   $  6,008   $ 6,356     $12,650     $ 4,606    $11,922
  Total Earnings Available to
    Cover Fixed Charges...........  $19,902    $33,773    $ 49,353   $(26,292)  $   856     $17,385     $(4,794)   $39,722
RATIO OF EARNINGS TO FIXED
  CHARGES.........................     1.88       3.89        6.13      (4.38)     0.13        1.37       (1.04)      3.30



    Historical earnings were inadequate to cover fixed charges by $32.3 million in the fiscal year ended 1998 and by $9.4 million for the nine months ended September 30, 1999.